ANADIGICS and Kunshan New and Hi-Tech Industrial Development Zone to Jointly Build a GaAs Wafer Fabrication Facility in China and Expected to Be Operational In the First Half 2009

WARREN, N.J., April 9, 2007—ANADIGICS, Inc. (Nasdaq: ANAD), a leading supplier of wireless and broadband communications’ solutions announced that it has entered into an Investment Contract with the Kunshan New and Hi-Tech Industrial Development Zone (KSND), to jointly construct a new state-of-the art 6” gallium arsenide (GaAs) integrated circuit (IC) wafer fabrication facility (fab) for ANADIGICS, Inc. in the city of Kunshan in the Jiangsu Province in China, for the purposes of expanding the ANADIGICS wafer fabrication capacity beyond its primary wafer fabrication located in Warren, NJ.

It is anticipated that ANADIGICS will invest in capital expenditures of approximately $10 million to $15 million over a two-year period commencing with the fourth quarter of 2007 through an initial production phase projected in the first quarter 2009. The total investment by ANADIGICS over the life-term of the facility, which could extend up to 50 years, is estimated at $49.88 millions.

“KSND is very proud to jointly launch this investment project with ANADIGICS, Inc. to support their wafer capacity expansion plans,” said Vice Mayor Feng-Quan Zhu of Kunshan. “Kunshan is the number one ranked city for economical competitiveness among the top 100 same level cities in China and this project will help Kunshan maintain its leading edge in economical development.”

“We’re very pleased to work with Vice Mayor Zhu and KSND to expand our wafer fabrication capacity in Kunshan,” said Dr. Bami Bastani, President and Chief Executive Officer of ANADIGICS, Inc. “This project is expected to provide us with an attractive cost structure and to enable us to meet our future fab capacity needs thereby contributing to the growth of our Company, as well as providing us with increased access to one of the fastest-growing markets for wireless and broadband communications.”

About Kunshan New and Hi-Tech Industrial Development Zone (KSND)

Kunshan New & Hi-tech Industrial Development Zone (KSND) was established in 1994, and was approved by China Ministry of Science & Technology. In 2005, KSND was approved by Chinese Government to set up the new and hi-tech industry development zone.

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About ANADIGICS, Inc.

ANADIGICS, Inc. (NASDAQ: ANAD) is a leading supplier of wireless and broadband communications solutions in the rapidly growing wireless handset and broadband markets. The Company's products include power amplifiers, tuner integrated circuits, active splitters and other components, which can be sold individually or packaged as integrated RF modules.

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Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006.